Exhibit 3.29

Annex I

T65 91C

ARTICLES OF INCORPORATION

OF

FEDERAL-HOFFMAN, INC.

ARTICLE I

The name of the Corporation is Federal-Hoffmann, Inc.

ARTICLE II

The registered office of this Corporation is located at 2700 Foshay Tower, Minneapolis, Minnesota 55402.

ARTICLE III

The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stork, par value $.01 per share.

ARTICLE IV

Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation, other than an action requiring approval of the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

1984

ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF
FEDERAL-HOFFMAN, INC.

Federal-Hoffman, Inc., a corporation organized and existing under the laws of the State of Minnesota (herein referred to as the “Corporation”), in accordance with the provisions of Minnesota Statutes, Section 302A.139 hereby certifies as follows:

1.                                      The name of the Corporation is Federal-Hoffmann, Inc.

2.                                      Article I of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“ARTICLE I

The name of this Corporation shall be Federal Cartridge Company,”

3.                                      This amendment of the Articles of Incorporation of the Corporation has been duly adopted by the sole shareholder pursuant to the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A.

IN WITNESS WHEREOF, these Articles of Incorporation of Federal-Hoffman, Inc. are hereby executed on behalf of the Corporation this 4th day of November, 1997.

FEDERAL-HOFFMAN, INC.

By	/s/
Its: Vice President

ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
FEDERAL-HOFFMAN, INC.

I, David J. Lentz, the President and Chief Executive Officer of Federal-Hoffman, Inc., a Minnesota corporation (the “Corporation”), do hereby certify that the following resolution as hereinafter set forth was adopted pursuant to Section 302A.441 of the Minnesota Statutes by written action of the sole shareholder of said corporation, dated May 18, 1987:

RESOLVED, that the Articles of Incorporation of the Corporation be amended by adding a new Article V to read in its entirety as follows:

“ARTICLE V

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

IN WITNESS WHEREOF, the undersigned executed these Articles of Amendment this 24 day of June, 1988.

/s/ David J. Lentz
David J. Lentz, President and Chief Executive Officer

STATE OF MINNESOTA	)
) ss
COUNTY OF HENNEPIN	)

Subscribed and sworn before me this 24 day of June, 1988.

/s/ Michelle Garecki
Notary Public